EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 25th day of April, 2011, by and between SafedoX, Inc., a Wyoming corporation (“Employer”), and Manoj Patel (“Employee”).

WITNESSETH:

WHEREAS, Employer desires to retain the services of Employee and Employee desires to serve as President and Chief Executive Officer of Employer; and

WHEREAS, Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of such employment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and Employee hereby agree as follows:

SECTION I.  EMPLOYMENT OF EMPLOYEE

Employer hereby employs, engages and hires Employee as President and Chief Executive Officer of Employer, and Employee hereby accepts and agrees to such hiring, engagement and employment, subject to the general supervision of the board of directors of Employer.  Employee shall perform duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be reasonably assigned to him from time to time by the board of directors of Employer.  Employee shall devote such time in the performance of his duties as President and Chief Executive Officer of Employer as may be necessary to complete his assigned duties.

SECTION II.  EMPLOYEE’S PERFORMANCE

Employee hereby agrees that he will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer.

SECTION III.  COMPENSATION OF EMPLOYEE

Employer shall pay Employee, and Employee shall accept from Employer, in full payment for Employee’s services hereunder, compensation as follows:

A.           Bonus.  Upon the mutual execution of this Agreement, Employer shall issue to Employee, as a signing bonus, (1) $50,000 in cash and as available, (2) 500,000 common stock purchase warrants to purchase a like number of shares at an exercise price of $1.00 per share, in the form of Exhibit III-A-1 attached hereto, and (3) 500,000 common stock purchase warrants to purchase a like number of shares at an exercise price of $2.00 per share, in the form of Exhibit III-A-2 attached hereto.

B.           Salary.  Employee shall be paid as and for a salary the sum of $20,000 per calendar month, which salary shall be payable bi-monthly, in advance, subject to deduction of lawful and required withholding; provided, however, that, until such time as Employer shall have earned gross revenues in excess of $50,000 for a calendar month, only $5,000 of Employee’s monthly salary as is unpaid shall be accrued; and that, upon Employer's earning such level of monthly gross revenues, up to $20,000 in unpaid monthly salary may be accrued each month.

C.           Compensation Plans.  Employee shall be entitled to participate, to the same extent as is provided to other persons employed by Employer, in any future benefits plan, equity bonus plan, stock option plan or employee stock ownership plan of Employer.

D.           Expenses.  Employer agrees that it shall be responsible for all expenses incurred in Employee’s performance hereunder; Employer shall reimburse Employee for any such expenses, upon presentation of relevant invoices.

E.           Vacations.  During the term of this Agreement, Employee shall be entitled to three (3) weeks of vacation per year.

SECTION IV.  INDEMNIFICATION OF EMPLOYEE

As further consideration of Employee's executing this Agreement, Employer shall have executed, prior to the mutual execution of this Agreement, an Indemnity Agreement (the “Indemnity Agreement”), in the form attached hereto as Exhibit IV. The obligations under the Indemnity Agreement shall survive the termination of this Agreement.

SECTION V.  COMPANY POLICIES

Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by Employer from time to time and provided to Employee in writing.

SECTION VI.  CONFIDENTIALITY AGREEMENT

In consideration of Employer’s executing this Agreement, Employee shall have executed, prior to the mutual execution of this Agreement, a Confidentiality Agreement  (the “Confidentiality Agreement”), in the form attached hereto as Exhibit VI.  The obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

SECTION VII.  TERM AND TERMINATION

A.
Term. The initial term of this Agreement shall be a period of five (5) years, commencing on April 25, 2011.  This Agreement shall renew for an additional three-year period, provided neither party hereto submits a written notice of termination within ninety (90) days prior to the termination of the initial term hereof.

B.
Termination.  Employer agrees not to terminate this Agreement except for “just cause”.  For purposes of this Agreement, “just cause” shall mean (1) the willful failure or refusal of Employee to implement or follow the written policies or directions of Employer, provided that Employee’s failure or refusal is not based upon Employee’s belief in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (2) conduct which is inconsistent with Employee’s position with Employer and which results in a material adverse effect (financial or otherwise) or misappropriation of assets of Employer; (3) the intentional causing of material damage to Employer’s physical property; and (4) any act involving personal dishonesty or criminal conduct against Employer.

Although Employer retains the right to terminate Employee for any reason not specified above, Employer agrees that, if it discharges Employee for any reason other than just cause, as is solely defined above, Employee will be entitled to full compensation hereunder.  If Employee should cease his employment hereunder voluntarily for any reason, or is terminated for just cause, all future compensation and benefits payable to Employee shall thereupon, without any further writing or act, cease, lapse and be terminated.   However, all salary and reimbursements which accrued prior to Employee’s ceasing employment or termination will become immediately due and payable and shall be payable to Employee’s estate should his employment cease due to death.

SECTION VIII.  COMPLETE AGREEMENT

This Agreement contains the complete agreement concerning the employment arrangement between the parties hereto and shall, as of the effective date hereof, supersede all other agreements between the parties, including all other employment agreements. The parties hereto stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

SECTION IX.  WAIVER; MODIFICATION

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding or litigation between the parties hereto arising out of, or affecting, this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Section IX may not be waived except as herein set forth.

SECTION X.  SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any one of them, with the exception of those contained in Sections I, III, IV, V and VI hereof, shall be held to be invalid in any proceeding or litigation between the parties, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

SECTION XI.  NOTICES

Any and all notices will be sufficient if furnished in writing, sent by registered mail to his last known residence, in case of Employee, or, in case of Employer, to its principal office address.

SECTION XII.  REPRESENTATIONS OF EMPLOYER

The execution of this Agreement by Employer has been authorized by the Board of directors of Employer.

SECTION XIII.  REPRESENTATIONS OF EMPLOYEE

A.           Employee hereby represents to Employer that he is under no legal disability with respect to his entering into this Agreement.

B.           Employee represents and warrants that he has complete information with respect to Employer, including its financial condition, business and prospects and acknowledges that he is aware that Employer currently lacks adequate capital to pursue its full plan of business.

C.           Employee represents and warrants to Employer that the securities being acquired pursuant to this Agreement are being acquired for his own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act or any state securities law and are “restricted securities”, as that term is defined in Rule 144 promulgated by the SEC, and must be held indefinitely, unless they are subsequently registered or an exemption from such registration is available.

D.           Employee consents to the placement of a legend restricting future transfer on the certificates representing the securities to be issued hereunder, which legend shall be in the following, or similar, form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(6) OF THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION EXCEPT IN TRANSACTIONS EXEMPT FROM SUCH REGISTRATION.”

SECTION XIV.  COUNTERPARTS

This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and, together, shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

SECTION XV.  BENEFIT

The provisions of this Agreement shall extend to the successors, surviving corporations and assigns of Employer and to any purchaser of substantially all of the assets and business of Employer. The term “Employer” shall be deemed to include Employer, any joint venture, partnership, limited liability company, corporation or other juridical entity, in which Employer shall have an interest, financial or otherwise.

SECTION XVI.  ARBITRATION

The parties agree that any dispute arising between them related to this Agreement or the performance hereof shall be submitted for resolution to the American Arbitration Association for arbitration in the Los Angeles, California, office of the Association under the then-current rules of arbitration. The Arbitrator or Arbitrators shall have the authority to award to the prevailing party its reasonable costs and attorneys fees. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction.

Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that Employer may, at its election, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by Employee of the Confidentiality Agreement.

SECTION XVII.  LEGAL REPRESENTATION

Employer and Employee both acknowledge that each has utilized, and consented to the use of, the same legal counsel with respect to this Agreement.

SECTION XVIII.  GOVERNING LAW

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California, and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any such action or special proceeding may be instituted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

EMPLOYER:	EMPLOYEE:

SAFEDOX, INC.

/s/ MANOJ PATEL
Manoj Patel, individually
By: /s/ MANOJ PATEL
Manoj Patel	Address of Employee:
President and CEO